Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of TD Holdings, Inc. of our report dated March 10, 2023 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in TD Holdings, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ Audit Alliance LLP

Singapore
June 9, 2023